UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

deCODE genetics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

deCODE genetics, Inc.
Sturlugata 8
IS-101 Reykjavik, Iceland

April 9, 2007

To the stockholders of deCODE genetics, Inc.:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of deCODE genetics, Inc., a Delaware corporation, to be held at the offices of deCODE genetics, Inc., 2501 Davey Road, Woodridge, Illinois, on May 11, 2007 at 9:00 a.m. local time. We have enclosed a (i) Notice of Annual Meeting, (ii) Proxy Statement, and (iii) proxy card. We have also enclosed our 2006 Annual Report and a return envelope for your proxy card.

At the Annual Meeting you will be asked to elect three directors to our Board of Directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and consider and vote upon a proposal to approve the amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000. Your vote is important. We urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person, even if you previously returned your proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,
KARI STEFANSSON Chairman, Chief Executive Officer and President

deCODE genetics, Inc.
Sturlugata 8
IS-101 Reykjavik, Iceland

Notice of Annual Meeting of Stockholders
To Be Held on May 11, 2007

The 2007 Annual Meeting of Stockholders of deCODE genetics, Inc. will be held at the offices of deCODE genetics, Inc., 2501 Davey Road, Woodridge, Illinois, on May 11, 2007 at 9:00 a.m. local time, for the following purposes:

(1)   To elect three Class III directors to hold office for a term of three years and until their successors have been duly elected and qualify;

(2)   To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

(3)   To consider and vote upon a proposal to approve the amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000;  and

(4)   To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 27, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal.

All stockholders are asked to complete, sign and date the enclosed proxy card and return it promptly by mail in the enclosed self-addressed return envelope, which does not require postage if mailed in Iceland or the United States.

By Order of the Board of Directors,
KARI STEFANSSON
Chairman, Chief Executive Officer
and President

April 9, 2007

deCODE genetics, Inc.
Sturlugata 8
IS-101 Reykjavik, Iceland

Proxy Statement For Annual Meeting

General Information

This Proxy Statement is furnished by the Board of Directors of deCODE genetics, Inc., a Delaware corporation, in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of deCODE genetics, Inc., 2501 Davey Road, Woodridge, Illinois, on May 11, 2007 at 9:00 a.m. local time, and at any adjournment thereof. This Proxy Statement and the accompanying Annual Report, Notice of Annual Meeting and proxy card are being mailed to stockholders on or about April 9, 2007. Our principal executive offices are located at Sturlugata 8, IS-101 Reykjavik, Iceland.

Stockholders Entitled To Vote

Only stockholders of record at the close of business on March 27, 2007 will be entitled to vote at the Annual Meeting and at all adjournments thereof.

On March 27, 2007, there were outstanding and entitled to vote 61,695,066 shares of our common stock, $0.001 par value per share. Each outstanding share of our common stock is entitled to one vote on each matter to be voted upon. Directors and an executive officer who hold an aggregate of 51,987 shares of unvested restricted stock granted pursuant to our equity incentive plans, which are included in the foregoing number, have agreed not to vote such shares at the Annual Meeting.

In order to carry on the business of the Annual Meeting, we must have a quorum. This means the holders of at least a majority of our common stock must be represented at the Annual Meeting, either by proxy or in person. Votes that are withheld, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Directors are elected by a plurality vote. The proposed amendment to our certificate of incorporation must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. The other action proposed herein may be taken upon the affirmative vote of the majority of shares of common stock represented at the Annual Meeting either by proxy or in person, provided a quorum is present in person or by proxy. The vote required to approve any other matter that may be properly brought before the Annual Meeting will be determined in accordance with the Delaware General Corporation Law. Only votes cast “for” a matter will constitute affirmative votes. Votes that are withheld or abstentions, because they are not cast “for” a particular proposal, will have the same effect as negative votes or votes cast “against” such proposal. Proxies submitted by brokers that do not indicate a vote for some of the proposals because such brokers do not have discretionary voting authority on those proposals and have not received instructions from their customers on those proposals (i.e., broker non-votes) are not considered to be shares present for the purpose of calculating the vote on such proposals and will not affect the outcome of proposals which require the affirmative vote of a majority of shares represented at the Annual Meeting. However, broker non-votes, because they are not cast “for” a particular proposal, will have the same effect as negative votes or votes cast “against” proposals which require the affirmative vote of a majority of shares outstanding (e.g., the proposed amendment to our certificate of incorporation). Votes cast, either in person or by proxy, will be tabulated by The Bank of New York, our transfer agent.

How To Vote

Our Board of Directors is asking for your proxy. Giving us your proxy by properly signing and returning the accompanying proxy card means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for or withhold your vote from one or more of our director nominees. You may also vote for or against the other proposals, or abstain from voting. We will vote as you direct.

If a proxy is properly given by a stockholder and is not revoked, the shares represented thereby will be voted at the Annual Meeting in the manner specified on the proxy card, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (i) “FOR” the election of the Class III director nominees, (ii) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, (iii) “FOR” the proposal to approve the amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000, and (iv) in connection with the transaction of such other business as may properly be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the proxy. If one of the director nominees is unable to serve, or for good cause will not serve, an event that we do not anticipate, the shares represented by the accompanying proxy card will be voted for a substitute nominee designated by the Board of Directors, or the Board of Directors may determine not to elect three Class III directors at the Annual Meeting.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name are covered by one card. However, if you hold shares through someone else, such as a stockbroker, you may receive material from them asking how you want to vote. Each such proxy card should be signed and returned to assure that all of your shares are voted.

Changing Your Vote

You may revoke your proxy at any time before it is voted by (i) giving notice of revocation in writing to the Secretary of deCODE, (ii) duly executing and delivering to the Secretary of deCODE a proxy card bearing a later date, or (iii) voting in person at the Annual Meeting. However, your mere presence at the Annual Meeting does not revoke the proxy.

Stockholder Proposals for the 2008 Annual Meeting of Stockholders

Any stockholder desiring to present a proposal for inclusion in deCODE’s proxy statement or form of proxy card relating to the 2008 Annual Meeting of Stockholders must advise the Secretary of deCODE at our offices located at Sturlugata 8, IS-101 Reykjavik, Iceland of such intention in writing by December 10, 2007. Pursuant to our bylaws, any stockholder intending to propose a matter at the 2008 Annual Meeting of Stockholders, but not requesting that such matter be included in the proxy statement or form of proxy relating to the 2008 Annual Meeting, must advise the Secretary of deCODE at our offices located at Sturlugata 8, IS-101 Reykjavik, Iceland of such intention in writing by December 10, 2007. If we do not receive such notice by that date, the notice will be considered untimely. Our proxy card for the 2008 Annual Meeting of Stockholders will grant discretionary authority to the persons named therein to exercise their voting discretion with respect to any matter of which we do not receive timely notice.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation requires that the Board of Directors be divided into three classes. The members of each class of directors serve for staggered three-year terms. Class I consists of Linda Buck and Birgit Stattin Norinder, whose terms will expire at the Annual Meeting of Stockholders in 2008. Class II consists of J. Neal Armstrong, James R. Beery and Earl M. Collier, Jr., whose terms will expire at the Annual Meeting in 2009. Class III consists of Kari Stefansson, Terrance McGuire and Peter Goodfellow, whose terms will expire at the Annual Meeting. The directors hold office until the expiration of their respective terms and until their respective successors are elected and qualify, or until death, resignation or removal.

Director Nominees

The nominees for election to the Board of Directors are:

Kari Stefansson, M.D., Dr. Med., 58, has served as our President, Chief Executive Officer and a director since he co-founded deCODE in August 1996. Dr. Stefansson was appointed to serve as the Chairman of our Board of Directors in December 1999. He also served as our Secretary from August 1996 to March 2001. From 1993 until April 1997, Dr. Stefansson was a Professor of Neurology, Neuropathology and Neuroscience at Harvard University. In addition, from 1993 through December 1996 he was Director of Neuropathology at Beth Israel Hospital in Boston, Massachusetts. From 1983 to 1993, he held faculty positions in Neurology, Neuropathology and Neurosciences at the University of Chicago. Dr. Stefansson received his M.D. and Dr. Med. from the University of Iceland in 1976 and 1986, respectively.

Terrance G. McGuire, 51, has served as a director since August 1996 and as Vice-Chairman of the Board of Directors since April 2000. He currently serves as a member of our Nominating and Corporate Governance Committees. He served as our Assistant Secretary from January 1998 to October 2000. Since March 1996, he has been a Founding General Partner of Polaris Venture Partners, a national venture capital firm. Since 1992, he has served as a general partner of Alta V Management Partners L.P., which is the general partner of Alta V Limited Partnership. He is a director of several private healthcare and information technology companies. Mr. McGuire received his B.S. in Physics and Economics from Hobart College, his M.S. in Engineering from Dartmouth College and his M.B.A. from the Harvard Business School.

Peter Goodfellow, 55, joined the Board of Directors in September 2006. He currently serves as a member of our Compensation Committee. Dr. Goodfellow serves as a Scientific Advisor to Abingworth Life Science Investments, a venture capital firm that invests in both private and public life science companies. In addition, he serves as a director of the Institute of Cancer Research and as a member of several advisory boards, including the Scientific Advisory Boards of the Beaton Institute, Max Plank Institute Berlin and SCDD. Dr. Goodfellow was formerly Senior Vice President for Discovery Research at GlaxoSmithKline. He has also held senior positions at SmithKline Beecham, the Balfour chair in genetics at Cambridge University and research positions at the Imperial Cancer Research Fund. Dr. Goodfellow received his doctorate from Oxford University and held a postdoctoral fellowship at Stanford University.

The Board of Directors recommends that you cast your vote FOR the election of the above named nominees to serve as the Class III Directors.

Directors

Our current directors whose terms will extend beyond the Annual Meeting are:

J. Neal Armstrong, 68, has served as a director since October 2003. He currently serves as Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Armstrong served as Vice President, Chief Financial Officer, Secretary and Treasurer of Aspect Medical Systems, Inc., a developer and manufacturer of an anesthesia monitoring system, from 1996 to 2005, and as Aspect’s Vice President of Investor Relations in 2005 and 2006. Prior to joining Aspect, Mr. Armstrong served as Vice President of Finance, Chief Financial Officer and as a director of Haemonetics, Inc., a manufacturer of blood processing systems, and as Vice President of Finance and Administration, Treasurer and Chief Financial Officer at BTU International, a manufacturer of thermal processing systems. In addition, he served for 14 years in senior operating and financial positions at Texas Instruments, Inc., an electronics company. Mr. Armstrong is a director of TissueLink Medical, Inc. and serves as Chairman of the TissueLink Audit Committee. Mr. Armstrong holds a bachelor’s degree in accounting from the University of Texas and is a certified public accountant.

James R. Beery, 65, has served as a director since April 2004. He currently serves as Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee. Mr. Beery has served since March 2002 as Senior Of Counsel in the London office of Covington & Burling, an international law firm based in Washington, D.C. Prior to his retirement in June 2001, Mr. Beery served as Senior Vice President and General Counsel of GlaxoSmithKline plc, a UK-based global pharmaceutical company. From 1993 until the formation of the merged company GlaxoSmithKline in December 2000, Mr. Beery served as Senior Vice President, General Counsel and Corporate Secretary of SmithKline Beecham plc. Mr. Beery holds an A.B. from Harvard College and a J.D. from Stanford Law School. He is currently a director of Martek Biosciences Corporation and Orchid Cellmark Inc.

Linda Buck, Ph.D., 60, joined our Board of Directors in December 2005. Dr. Buck is an Investigator of the Howard Hughes Medical Institute, Associate Director of Basic Sciences at Fred Hutchinson Cancer Research Center, and an Affiliate Professor of Physiology and Biophysics at the University of Washington. Prior to joining the Fred Hutchinson Cancer Research Center in 2002, she was a Professor of Neurobiology at Harvard Medical School. Dr. Buck holds B.S. degrees in psychology and microbiology from the University of Washington, and she received her Ph.D. in immunology from the University of Texas Southwestern Medical Center at Dallas. Dr. Buck is the author of numerous scientific publications and the recipient of many honors and awards for her research, including a Nobel Prize in Physiology or Medicine in 2004, for her discoveries on the workings of the olfactory system.

Earl M. Collier, Jr., 59, joined our Board of Directors in July 2006. He currently serves as Chairman of our Compensation Committee. Mr. Collier is an Executive Vice President at Genzyme Corp. He has previously served as President of Vitas Healthcare, was a partner at the Washington, D.C.-based law firm of Hogan and Hartson, and served as Deputy Administrator of the Health Care Finance Administration (now Centers for Medicare and Medicaid Services) in the Department of Health and Human Services. Mr. Collier received his B.A. from Yale University and his J.D. from the University of Virginia.

Birgit Stattin Norinder, 58, has served as a director since June 2006. She currently serves as a member of our Nominating and Corporate Governance Committee. Mrs. Stattin Norinder has held senior clinical development and regulatory affairs positions in Europe and the United States at Pharmacia & Upjohn, Glaxo Group Research Ltd., Astra Research Centre AB, Pfizer Group and Parke-Davis AB. Most recently, she served as CEO and Chairman of the Board of Prolifix Ltd., a biotech company with a focus on oncology, from 1998 until the merger of Prolifix with TopoTarget in 2002. Mrs. Stattin Norinder currently serves on the boards of several biotechnology companies including Antisoma plc, Artimplant AB, Photocure ASA and Biolipox AB, and is Chairman of the Board of InDex Pharmaceuticals AB. She is a pharmacist by training and graduated from the University of Uppsala in Sweden.

Director Independence

The Board has affirmatively determined that all of the incumbent directors and director nominees (other than Dr. Stefansson) are “independent” as defined by the listing standards of The Nasdaq Stock Market and within the meaning of applicable regulations of the Securities and Exchange Commission. The Board has designated Mr. McGuire as the lead independent director.

In determining the independence of each of the directors, the Board considered the following relationships and transactions: (i)  Covington & Burling, a law firm of which Mr. Beery serves as Senior Of Counsel, provided legal services to us during the fiscal year ended December 31, 2006 for which we paid approximately $5,200; (ii) North Star Venture Management 2000, LLC (“North Star”), of which Mr. McGuire is a managing member, subleased office space in Waltham, Massachusetts to us during the fiscal year ended December 31, 2006 for $3,000 per month, which is the same rate per square foot as North Star pays for the space under its sublease with its landlord, an unaffiliated entity; and (iii) the University of Washington and affiliated institutes, at which Dr. Buck is an Affiliate Professor and investigator, respectively, paid us approximately $83,700 for genotyping services and we paid the University of Washington approximately $14,700 in license fees. The Board determined that none of these relationships impaired the independence of the directors.

Director Attendance

During the year ended December 31, 2006, the Board of Directors, which consisted of Dr. Stefansson, Mr. Armstrong, Mr. Berry, Dr. Buck, Mr. Collier (commencing in July), Mr. Goodfellow (commencing in September), Mr. McGuire, Mrs. Stattin Norinder (commencing in June), and Dr. Goran Ando (until his resignation effective January 31, 2006) held seven (7) meetings and acted by unanimous written consent on two (2) occasions. Each incumbent director attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Directors (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the year ended December 31, 2006. All of the incumbent directors who were then serving as directors of deCODE attended deCODE’s Annual Meeting of Stockholders in 2006. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders, the Board of Directors and committees of which he or she is a member.

Stockholder Communication

Our Board of Directors has approved a process for stockholders to send communications to the Board. Stockholders and other parties interested in communicating directly with the Chairman or with a specific member of the Board of Directors may do so by writing to: Chairman (or such director), deCODE genetics, Inc., Sturlugata 8, IS-101 Reykjavik, Iceland. All correspondence received by deCODE and addressed to the Chairman or a specific member of the Board of Directors is forwarded, promptly upon receipt and unopened, to the Chairman or such member of the Board of Directors.

Board Committees

The Board of Directors has (i) a Compensation Committee, (ii) a Nominating and Corporate Governance Committee, and (iii) an Audit Committee. The Board of Directors has adopted written charters for each of the committees, copies of which are available on our website at www.deCODE.com.

Compensation Committee

In 2006, the Compensation Committee, which consisted of Dr. Ando (until his resignation), Mr. Armstrong (commencing in February), Mr. McGuire (until November), Mr. Beery (from February to

November), Mr. Collier (commencing in November) and Mr. Goodfellow (commencing in November), held three (3) meetings and acted by unanimous written consent on three (3) occasions. The current members of our Compensation Committee are Messrs. Armstrong, Collier and Goodfellow. All members of our Compensation Committee are “independent” as defined by the listing standards of The Nasdaq Stock Market and within the meaning of applicable regulations of the Securities and Exchange Commission.   The Compensation Committee is responsible for reviewing and approving all matters concerning the compensation of our employees, officers and consultants in accordance with the policies of our Board of Directors. The Compensation Committee administers our 1996 Equity Incentive Plan, our 2002 Equity Incentive Plan and our 2006 Equity Incentive Plan and determines the compensation for the Chief Executive Officer. The Chief Executive Officer recommends compensation packages for the remaining officers, which the Compensation Committee reviews and approves, modifies or denies.  From time to time, we have retained outside human resources consulting firms to assist the Compensation Committee in establishing annual and long-term executive compensation policies by providing peer company compensation data and comparisons, reviewing our existing annual incentive program design, analyzing our use of equity compensation, and making recommendations with respect to our compensation strategy and philosophy. In 2006, we engaged Pearl Meyer & Partners to provide such assistance. Decisions regarding the compensation of the directors are made by the entire Board of Directors.

Nominating and Corporate Governance Committee

During the year ended December 31, 2006, the Nominating and Corporate Governance Committee, which consisted of Mr. McGuire, Mr. Beery, Mr. Armstrong (until November) and Mrs. Stattin Norinder (commencing in November) held seven (7) meetings. The current members of our Nominating and Corporate Governance Committee are Messrs. Beery and McGuire and Mrs. Stattin Norinder. All members of our Nominating and Corporate Governance Committee are “independent” as defined by the listing standards of The Nasdaq Stock Market and within the meaning of applicable regulations of the Securities and Exchange Commission. The Nominating and Corporate Governance Committee identifies and  reviews the qualifications of candidates, proposes nominees to serve as members of our Board of Directors and its committees, oversees succession planning for certain senior officers (as appropriate), and develops, recommends to the Board of Directors and oversees a set of corporate governance guidelines applicable to deCODE. It is the Nominating and Corporate Governance Committee’s policy to consider potential candidates for Board membership recommended by its members, management, stockholders and others. From time to time we have retained a third-party search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director candidates.

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met for a recommendation for a position on the Board of Directors. Instead, the Nominating and Corporate Governance Committee conducts appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates for nomination to the Board of Directors, giving due consideration to diversity, experience, skill set, the ability to act on behalf of stockholders and such other criteria as it believes appropriate and in the best interests of deCODE and its stockholders. No special procedure has been established for the consideration of director candidates recommended by stockholders. Stockholders may submit recommendations for director candidates to: Nominating and Corporate Governance Committee Chairman, deCODE genetics, Inc., Sturlugata 8, IS-101 Reykjavik, Iceland. All potential director candidates are evaluated based upon the same criteria, and the Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based upon whether such candidates are recommended by stockholders or others. Once the evaluation is complete, the Nominating and Corporate Governance Committee recommends the nominees to the Board of Directors, which makes the final determination.

Audit Committee

During the year ended December 31, 2006, the Audit Committee, which consisted of Mr. Armstrong, Mr. McGuire and Mr. Beery, held five (5) meetings and acted by unanimous written consent on one (1) occasion. The current members of the Audit Committee are Messrs. Armstrong, Beery and McGuire. All members of our Audit Committee are “independent” as defined by the listing standards of The Nasdaq Stock Market and within the meaning of applicable regulations of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Armstrong is an audit committee financial expert. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements, and is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

Audit Committee Report

Responsibilities

The Audit Committee is responsible for reviewing the results and scope of the audits and other services provided by deCODE’s independent registered public accounting firm. Management is solely responsible for the financial statements and the financial reporting process, including internal control over financial reporting, and has represented to the Audit Committee and the Board of Directors that the financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments. deCODE’s independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America. deCODE’s independent registered public accounting firm is also responsible for auditing and reporting on management’s assessment, and the effectiveness, of deCODE’s internal control over financial reporting.

Independence

As part of its responsibilities, the Audit Committee reviews the fees paid to the independent registered public accounting firm for non-audit services, if any, and considers the effect of such services and the related fees on the independent registered public accounting firm’s independence. As required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Board in Rule 3600T, as currently in effect, deCODE’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), has disclosed to the Audit Committee in writing any relationships between it (and its related entities) and deCODE (and its related entities), which, in its professional judgment, may reasonably be thought to affect its ability to be independent. In addition, Deloitte has discussed its independence with the Audit Committee and confirmed in a letter to the Audit Committee that, in its professional judgment, it is independent of deCODE within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.

Recommendation

Acting pursuant to the Charter, the Audit Committee has reviewed deCODE’s audited annual financial statements for the year ended December 31, 2006 and management’s report on the internal control over financial reporting, and the related reports by Deloitte, and has discussed the audited financial statements and reports with management and with Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards 61, as amended, as adopted by the Public Company Accounting Board in Rule 3200T, and Independence Standards Board Standard No. 1, as currently in effect. These matters include significant accounting policies, management judgments and accounting estimates, management’s consultation with other accountants, and any difficulties encountered in performing the audit, significant audit adjustments or disagreements with management. Based on the review and discussions described above, the Audit Committee recommended to deCODE’s Board of Directors that the audited financial statements be included in deCODE’s annual report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
J. Neal Armstrong
James R. Beery
Terrance G. McGuire

The preceding Audit Committee Report is not to be incorporated by reference into filings we have made or may make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other filings we have made or may make under those statutes.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2006 were Dr. Ando (until his resignation), Mr. Armstrong (commencing in February), Mr. McGuire (until November), Mr. Beery (from February to November), Mr. Collier (commencing in November) and Mr. Goodfellow (commencing in November). Mr. McGuire served as deCODE’s assistant secretary from January 1998 until October 2000. Otherwise, no member of the Compensation Committee was at any time during 2006, or formerly, an officer or employee, nor had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act of 1934, as amended. No executive officer has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of deCODE or a member of our Compensation Committee.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The name, age and position of each person who is currently serving as an executive officer (but not also as a director) is listed below, followed by summaries of their backgrounds and principal occupations. Executive officers are elected annually and serve at the discretion of the Board of Directors.

Name	Age	Position(s)
Lance Thibault	40	Chief Financial Officer and Treasurer
Mark Gurney	52	Senior Vice President, Drug Discovery and Development
Daniel Hartman	45	Senior Vice President, Product Development
Jakob Sigurdsson	43	Senior Vice President, Corporate Development

Lance Thibault joined deCODE in February 2001 and was named Chief Financial Officer and Treasurer in June 2001. He was a Director with the Global Capital Markets practice of PricewaterhouseCoopers in London, England prior to joining deCODE. Mr. Thibault received a B.S. in Accountancy from Bentley College in 1988 and is a certified public accountant.

Mark Gurney, Ph.D. has served as our Senior Vice President, Drug Discovery and Development since February 2005. From October 2003 to February 2005 he served as our Senior Vice President, Drug Discovery. Dr. Gurney joined deCODE in August 2000 and was elected our Vice President, Pharmaceutical Discovery in October 2000 and our Vice President, Drug Development in August 2002. He was formerly Director, Genomics Research at Pharmacia Corporation. Prior to his positions at Pharmacia, Dr. Gurney held academic appointments in the Department of Pharmacological and Physiological Sciences at the University of Chicago and in the Department of Cell, Molecular and Structural Biology at the Northwestern University Medical School. He received his B.A. in Biology from the University of California at San Diego in 1975 and his Ph.D. from the California Institute of Technology in 1980. In 1994, he completed his M.B.A. at Northwestern University’s Kellogg School of Management.

Daniel Hartman, M.D., joined deCODE in July 2005 as our Senior Vice President, Product Development. Prior to joining deCODE, Dr. Hartman served since 2001 in senior clinical development positions at Pfizer, including Global Clinical Leader, Allergy and Respiratory Diseases; Clinical Exploratory Head, Cardiovascular and Metabolic Diseases; and Experimental Medicine Therapy Area Leader, Cardiovascular, Metabolism and Anaderm. From 2000 to 2001, Dr. Hartman was Vice President of Worldwide Clinical Development at Esperion Therapeutics. Prior to joining Esperion, he was Director, Clinical Cardiovascular and Therapy Head, Thrombosis and Cardiopulmonary Disease at Pfizer. From 1995 to 1999, Dr. Hartman served in senior clinical research positions at Eli Lilly & Company. Dr. Hartman received his M.D. from Wayne State University, and held post-doctoral and faculty positions at the Indiana University School of Medicine. He is board certified in internal medicine and is a member of numerous medical societies.

Jakob Sigurdsson joined deCODE in October 2006 as Senior Vice President, Corporate Development. Mr. Sigurdsson was formerly CEO and President of Alfesca, a multinational foods group with major operations in Iceland, the UK, France and Spain. Prior to his position at Alfesca, Mr. Sigurdsson held senior positions in the United States and Europe for Rohm and Haas Company, a NYSE-listed specialty materials company. Mr. Sigurdsson holds a B.S. degree in chemistry from the University of Iceland and an M.B.A. from the Kellogg School of Management at Northwestern University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with deCODE’s management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in deCODE’s proxy statement for its 2007 Annual Meeting of Stockholders.

Respectfully submitted,
Compensation Committee

Earl Collier
J. Neal Armstrong
Peter Goodfellow

The preceding Compensation Committee Report is not to be incorporated by reference into filings we have made or may make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other filings we have made or may make under those statutes.

Compensation Discussion and Analysis

Introduction

The Compensation Committee of our Board of Directors (the “Committee”) administers our executive compensation program. The Committee, which is composed entirely of independent directors, reviews executive officer performance and reviews and approves executive officer compensation. The  Committee also administers our 1996, 2002 and 2006 Equity Incentive Plans (the “Plans”) and in that capacity selects the employees and non-employee directors of deCODE and its subsidiaries who will receive awards, determines the number of shares covered thereby, and establishes the terms, conditions, and other provisions of the grants.

The Committee operates under a charter adopted by the Board of Directors and has authority to hire consultants and advisers to assist it in fulfilling its mission. The Committee makes regular reports to the Board summarizing the matters reviewed and actions taken at its meetings.

Compensation Philosophy

Our executive compensation programs seek to balance the interests of stockholders and the executive officers while supporting our need to attract and retain competent executive management. Toward this end, the Committee develops an executive compensation policy and supporting executive compensation plans and programs which are intended to attain the following objectives:

•       Emphasize the enhancement of stockholder value;

•       Support the acquisition and retention of talented executives;

•       Deliver the total executive compensation package in a cost-effective manner;

•       Reinforce key business objectives; and

•       Encourage management ownership of deCODE’s common stock

We believe that executive compensation should vary with our performance in achieving our financial and non-financial objectives, should be tied to individual performance, and should be structured to align the interests of our executive officers with the interests of our stockholders. Accordingly, we seek to create a merit-based, incentive-driven system which provides a total compensation package that is fair in relation to the compensation practices of comparable companies and which is consistent across our executive officers. To achieve this, historically we have sought to provide competitive salaries based upon individual performance together with cash bonuses and stock options, where appropriate, based on our overall performance relative to our corporate objectives and the executive officer’s individual contributions and teamwork.

The Committee normally grants stock options, and in some cases, restricted stock as well, upon the commencement of an executive officer’s employment in order to strengthen the alignment of the interest of the executive officer with that of our stockholders. Thereafter, it may grant stock options and/or restricted stock as part of its periodic review of the executive officer’s compensation package or as part of a program of periodic grants to all employees.

We believe that it is important to maintain a competitive compensation program. At the Committee’s request, we commissioned a study by an outside compensation consulting firm of the cash and equity compensation practices of 15-20 publicly-held companies in the life sciences industry (the “Peer Group”). These companies were chosen for inclusion in the study based on business characteristics similar to ours, including revenues, state of development, employee headcount and market capitalization. In addition to reviewing the results of this study, the Committee takes into account information from other sources such as independent members of the Board of Directors and publicly available data relating to the compensation practices and policies of other companies in our industry. While we believe that benchmarking is not necessarily appropriate as a sole tool for setting compensation because some aspects of our business and objectives may be unique to us, we believe that gathering and reviewing this information is an important part of decision-making process for determining compensation. Consistent with this view, the Committee has not targeted a predetermined percentile of the Peer Group companies in determining compensation.

The Committee has not adopted formal guidelines for allocating total compensation between long-term and current compensation or equity compensation and cash compensation but rather allocates on a case-by-case basis as appears appropriate in meeting these objectives. However, the Committee has requested management to prepare a plan for annual and long-term incentive compensation to guide its work in the future, and management is working with an outside compensation consulting firm to do this.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to the company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) or other accounting and tax treatment of particular forms of compensation materially affect its compensation decisions. However, it will evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.

Components of Compensation

The primary elements of total compensation we paid  for 2006 to our executive officers, including the Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table which appears below (the “Named Executive Officers”)  include the following:

•       Base salary;

•       Performance based cash compensation;

•       Awards under our Equity Incentive Plans;

•       Benefits under our defined contribution plans; and

•       Benefits under our health and welfare benefits plans.

Base Salary

Base salaries for our Named Executive Officers are determined annually by reviewing three key areas: (1) the pay practices of the Peer Group; (2) the skills and performance level of the individual executive officer; and (3) our actual performance. Salary adjustments are made, where appropriate, to maintain salaries at competitive levels, taking into account each executive officer’s experience and individual performance, to maintain an equitable relationship between executive officer salaries and overall salaries for other employees and to reflect the executive’s annual performance evaluation.

Performance Based Cash Compensation

The Committee determines whether the Named Executive Officers should receive discretionary cash bonuses based on our achievement of our major corporate objectives and the contribution of the executive officer to our overall success and achievements. The Committee believes that a significant fraction of any bonus should be tied to the Company’s overall performance rather than the individual executive’s performance but it does not assign weights or rankings to any single performance factor. The Board of Directors may adopt Company-wide performance goals at the beginning of the year to guide the Committee in its performance reviews for the year. To date the Committee has not established individual performance goals for executive officers the satisfaction of which will result in the payment of cash bonuses but it may do so in the future.

Awards under the Company’s Equity Incentive Plans

We use the grant of stock options and restricted stock under the Plans as the primary vehicle for providing long-term incentive compensation opportunities to our senior officers, including the Named Executive Officers. The options we have granted have a per share exercise price which is not less than 100% of the closing price of one share of our common stock on the Nasdaq Global Market on the date prior to the date that the option is granted. Accordingly, options granted under the Plans have no value unless the market price of our common stock increases after the date of grant. The Plans also provide for the grant of restricted stock awards. In general, we have made grants of restricted stock awards to senior officers only in connection with the commencement of their employment. The Plans are designed to provide at-risk (incentive) compensation that aligns management’s financial interests with those of our stockholders, encourages management ownership of our common stock, supports the achievement of corporate short and long-term financial objectives, and provides competitive equity reward opportunities. When determining stock option awards, the Committee considers the executive officer’s responsibilities and anticipated contributions to meeting our long-term strategic performance goals, his or her position with deCODE, industry practice in the Peer Group and its judgment about whether the complete compensation package provided to the executive officer is sufficient to retain, motivate and adequately reward him or her  We have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the Plans.

Defined Contribution Plans

We maintain a 401(k) plan for the benefit of all of our eligible full-time employees in the United States, including the relevant Named Executive Officers. The amount of our contributions is fixed by the plan and is a percentage of the executive officer’s contributions to the plan up to a cap fixed by statute. As required by Icelandic law, we contribute an amount equal to six percent of the salary of each Icelandic employee, including the relevant Named Executive Officers, to Icelandic pension organizations. In accordance with customary Icelandic employment practices, we also contribute a percentage (up to three percent of salary) of contributions made by an Icelandic employee to such pension organizations. In addition to these contributions, we may make discretionary contributions for specific individuals, which we have done for Dr. Stefansson.

Health and Welfare Employee Benefits Plans

We provide employee benefits programs, which in the United States include healthcare, life and disability insurance, to our employees, including the Named Executive Officers. We believe that our employee benefits programs should be comparable to those maintained by other members of the Peer Group so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

Other Compensation

Until 2006 we provided housing for the Chief Executive Officer in a house which we owned. The Chief Executive Officer vacated the house in April 2006 and we sold the house in June 2006 and no longer provide a housing benefit to the Chief Executive Officer. The housing benefit was provided in connection with the Chief Executive Officer’s and his family’s relocation to Iceland from the United States at the time of deCODE’s founding. We also provide the Chief Executive Officer with a leased car in accordance with customary practice for management employees in Iceland. We believe that this benefit is appropriate additional compensation in light of competitive conditions and standard practices in Iceland. In general, we do not view perquisites as a significant element of our comprehensive compensation structure but believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. In 2005 the Compensation Committee fixed the combined value of the Chief Executive Officer’s salary and perquisites such that an increase or decrease in the value of his perquisites will result in a corresponding change in the salary component of his compensation.

Role of Executive Officers in Determining Executive Compensation

The Committee establishes compensation policies and practices for the Chief Executive Officer. The Chief Executive Officer recommends compensation packages for the remaining executive officers, including the Named Executive Officers, based on his review of Peer Group salaries, our performance on a company-wide basis and the officer’s contribution to this performance, the executive officer’s annual performance review and salary levels for our employees in general. The Committee reviews these recommendations and after discussion with the Chief Executive Officer makes whatever modifications it believes are appropriate and then approves compensation packages for the other executive officers.

Evaluation of Named Executive Officer Performance in 2006

In 2006 the salaries of the Named Executive Officers were maintained at their 2005 levels. In February, 2006 the Committee awarded cash bonuses to the Named Executive Officers after review of deCODE’s and the Peer Group’s compensation levels in general and the challenges facing us in 2006. In March, 2007, the Committee reviewed our performance and that of the Named Executive Officers and granted additional cash bonuses for 2006 that were approximately one-third the size of the bonuses granted in February 2006. These smaller bonuses reflected the Committee’s view that while deCODE’s performance in 2006 did not justify significant cash bonuses, small bonuses were appropriate in light of the individual performance of the Named Executive Officers. In addition, Dr. Hartman received a stock option for 30,000 shares in 2006 upon the satisfaction of performance goals pursuant to his employment agreement.

Severance and Change in Control Arrangements

As part of our compensation program we have entered into an agreement with Dr. Hartman pursuant to which he will be entitled to receive severance benefits if we terminate his employment without cause or upon the occurrence of certain enumerated events following a change in control. We believe that our obligation to make payments following termination without cause represents a fair allocation of the risks of such termination between us and the Named Executive Officer, preserving a measure of economic security for him while making it possible for us to terminate him without additional liability in the event of changes in our condition and affairs. The events that trigger payment following a change in control are generally those related to termination of his employment without cause or detrimental changes in the terms and conditions of employment. See “Payments Upon Termination or Change in Control” below for a more detailed description of these events. We believe that this structure will help: (i) assure the Named Executive Officer’s full attention and dedication to our business and affairs, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the Named Executive Officer’s objectivity for stockholders’ interests, (iii) assure the Named Executive Officer of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times.

Restatement of Financial Statements

The Committee believes that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon our achievement of specified financial goals and it is subsequently determined following a restatement of the our financial statements that the specified goals were not in fact achieved.

Stock Ownership Guidelines

Our Board of Directors believes that the interests of our senior officers and our stockholders should be aligned and for this reason encourages our senior officers, including the Named Executive Officers, to acquire a significant ownership position in our common stock so as to have a meaningful personal financial stake in our success. However, we have not adopted formal stock ownership guidelines.

Summary Compensation Table

The following table sets forth information concerning the compensation for services to us for the fiscal year ended December 31, 2006 of our (i) principal executive officer, (ii) principal financial officer, and (iii) three other most highly compensated executive officers who were serving as such on December 31, 2006 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(2)	All Other Compensation($)		Total($)
Kari Stefansson	2006	$655,559	(3)	$400,000	—	$507,160	$113,939	(4)(5)	$1,676,658
Chairman, President and Chief Executive Officer
Lance Thibault	2006	230,000		120,000	—	64,754	6,600	(6)	421,354
Chief Financial Officer and Treasurer
Mark Gurney	2006	322,500		200,000	—	250,516	6,600	(6)	779,616
Senior Vice President, Drug Discovery and Development
Daniel Hartman	2006	360,000		190,000	$156,667	269,346	6,600	(6)	982,613
Senior Vice President, Product Development
Tomas Sigurdsson(7)	2006	247,512	(4)	90,000	—	384,596	6,591	(8)	728,699
Former Vice President, Treasury and New Alliances

(1)          Reflects cash bonuses awarded (i) in February 2006, following the Compensation Committee’s review of, among other things, our and our peer group’s compensation levels; and (ii) in March 2007, following the Compensation Committee’s review of our performance and that of the Named Executive Officers in 2006. See, “Compensation Discussion and Analysis—Evaluation of Named Executive Officer Performance in 2006.”

(2)          Represents the dollar amount of the expense recognized by deCODE for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) with respect to restricted stock and stock options granted in 2006 and prior years. The assumptions made in the valuation of these awards are set forth in Notes 2 and 16 to the Consolidated Financial Statements included in deCODE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Under FAS 123R, the cost of stock options and restricted stock awards is to be measured based on fair value of the equity instruments on the date they are granted and is required to be recognized over the period during which the employee is required to provide services in exchange for the equity instruments. Accordingly, the amounts in this column reflect not only the expense recognized for the equity awards granted in 2006, but for equity awards granted in prior years as well. For information regarding stock and option awards granted in the last fiscal year, see, “Grants of Plan-Based Awards in 2006.”

(3)          In 2005 the Compensation Committee fixed the combined value of Dr. Stefansson’s salary and perquisites at $714,914 such that an increase or decrease in the value of his perquisites will result in a corresponding change in the salary component of his compensation. See, “Compensation Discussion and Analysis—Components of Compensation—Other Compensation”

(4)          Represents compensation paid, or value calculated, in Icelandic kronas. Figures reflect exchange rate of 71.83 Icelandic kronas to $1.00, the exchange rate determined by the Central Bank of Iceland on December 31, 2006.

(5)          Represents (i) matching contributions made to Icelandic pension organizations on Dr. Stefansson’s behalf in accordance with customary Icelandic employment practices ($27,427), (ii) discretionary contributions made to Icelandic pension organizations on Dr. Stefansson’s behalf ($27,427), and (iii) the aggregate cost to us to provide housing ($14,828) and an automobile ($44,257) for the benefit of Dr. Stefansson. Does not include mandatory contributions made to pension organizations on behalf of Dr. Stefansson in accordance with Icelandic law. See, “Defined Contribution Plans.”

(6)          Represents matching 401(k) contributions made on behalf of the Named Executive Officer. See, “Defined Contribution Plans.”

(7)          Mr. Sigurdsson resigned effective December 31, 2006.

(8)          Represents matching contributions made to Icelandic pension organizations on Mr. Sigurdsson’s behalf in accordance with customary Icelandic employment practices. Does not include mandatory contributions made to pension organizations on behalf of Mr. Sigurdsson in accordance with Icelandic law. See, “Defined Contribution Plans.”

The following table provides information with respect to equity awards granted during the fiscal year 2006 to our Named Executive Officers.

Grants of Plan-Based Awards in 2006

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards - Target		Exercise or Base Price of Option Awards(1)($/Sh)	Closing Market Price on Date of Grant($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Kari Stefansson	—	—		—	—	—
Lance Thibault	—	—		—	—	—
Mark Gurney	—	—		—	—	—
Daniel Hartman	2/22/06	30,000	(2)	$9.21	$9.41	$168,240
Tomas Sigurdsson	—	—		—	—	—

(1)          In accordance with the terms of the our equity incentive plans, the exercise price of an option granted under our equity incentive plans may not be not less than the “fair market value” of our common stock on the date of grant. “Fair market value” is defined as the closing price of our common stock as reported on The Nasdaq Stock Market on the day prior to the date of grant. See, “Equity Incentive Plans.”

(2)          Such option (i) vested as to 7,500 shares on the first anniversary of the grant, and (ii) vested, and shall continue to vest, as to 625 shares on the last day of each calendar month thereafter.

Employment Agreements

At the time of commencement of employment, our executive officers generally receive offer letters specifying basic terms and conditions of their employment. Our executive officers have signed agreements which require them to maintain the confidentiality of our information and to assign inventions to us. These agreements also prohibit these officers from competing with us during the terms of their employment and for a certain period thereafter by engaging in any capacity in any business which is, or on the date of termination of their employment was, competitive with our business.

In July 2005 we entered into an employment agreement with Daniel Hartman. Pursuant to his employment agreement, Dr. Hartman’s initial annual base salary is $360,000 a year, which the Board of Directors may at any time adjust upwards as it may deem appropriate. In addition, Dr. Hartman is eligible to receive cash and equity bonuses at the determination of the Board of Directors or Compensation Committee and to participate in all incentive, savings, stock option, profit sharing retirement, welfare and other employee benefit plans applicable generally to our employees based in the United States. Dr. Hartman received a one-time lump sum cash sign-on bonus in the amount of $100,000, a portion of which must be returned to us in the event he terminates his employment or we terminate his employment for Cause (as defined in his employment agreement) at any time during the 24-month period commencing on the effective date of his employment agreement. In accordance with the terms of his employment agreement, Dr. Hartman received stock options and shares of restricted stock. Further, if we terminate Dr. Hartman’s employment without Cause, or following the occurrence of a Change in Control Dr. Hartman terminates his employment as a result of an Adverse Change (as defined in his employment agreement) we will pay him certain severance benefits. See, “Payments Upon Termination or Change in Control.”

Defined Contribution Plans

As required by Icelandic law, deCODE contributes to pension organizations for personnel in Iceland. In accordance with the law and Icelandic employment practices, we contribute 6% of an employee’s salary, plus up to an additional 3% in matching contributions, to a pension organization of the employee’s choosing. deCODE has no additional obligation to make contributions, but may make discretionary contributions. deCODE made total contributions (in Icelandic kronas) equivalent to $2,230,955 for the year ended December 31, 2006 based on the effective krona to dollar exchange rate at December 31, 2006.

deCODE maintains a 401(k) plan available to eligible full-time employees in the United States. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,000 in 2006) and have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan requires that we make additional matching contributions on behalf of participants at a rate of 50% of employee contributions up to a maximum of 6% of their base salary. Contributions by employees to the 401(k) plan and income earned on such contributions are not taxable to employees until withdrawn from the 401(k) plan. In the year ended December 31, 2006, deCODE made contributions of $319,302 to the 401(k) plan.

Equity Incentive Plans

Stock awards are granted under deCODE’s 1996 Equity Incentive Plan, its 2002 Equity Incentive Plan, or its 2006 Equity Incentive Plan (collectively, the “Plans”). The Plans are intended to provide selected (i) employees of deCODE, (ii) consultants and advisers who perform services for deCODE, and (iii) non-employee directors of deCODE with an opportunity to acquire our common stock. The Plans are designed to help us attract, retain, and motivate certain employees, consultants, and non-employee directors to make substantial contributions to the success of our business. Our non-employee directors, employees and consultants are eligible to receive stock options, restricted stock and stock appreciation rights (including stock appreciation rights granted in tandem with stock options) pursuant to the terms of the Plans. Incentive stock options (including incentive stock options granted in tandem with stock appreciation rights) may be granted only to employees.

The Plans are administered by the Compensation Committee. Each award granted under the Plans is in such form and contains such terms and conditions as the Compensation Committee deems appropriate. The total number of shares of stock subject to an award granted under the Plans may, but need not, be allotted in periodic installments, which will become exercisable over time (generally four years with respect to options). The exercise price of an option granted under the Plans may not be less than the closing price of our common stock on the date immediately prior to the date of grant. No option granted under the Plans may be exercisable after the expiration of ten years from the date it is granted.

All options described in the above table were granted under, and in accordance with, deCODE’s 2002 Equity Incentive Plan.

The following table provides information with respect to outstanding equity awards held by our Named Executive Officers at December 31, 2006.

Outstanding Equity Awards at Fiscal Year End for 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock that have Not Vested(1)($)
Kari Stefansson	537,501	62,499	(2)	$8.96	11/17/2013	—		—
Lance Thibault	80,000	—		8.13	3/12/2011	—		—
	20,000	—		8.00	11/1/2011
	39,583	10,417	(3)	8.96	11/17/2013
Mark Gurney	120,000	—		10.00	7/17/2010	—		—
	22,500	7,500	(4)	8.43	1/7/2014
	95,000	25,000	(5)	8.96	11/17/2013
Daniel Hartman	100,893	99,107	(5)	9.40	7/15/2015	50,000	(6)	$226,500
	—	30,000	(7)	9.21	2/22/2016
Tomas Sigurdsson	19,792	—		8.00	3/12/2011	—		—
	106,250	43,750	(8)	8.06	6/26/2014

(1)          Calculated by using the closing market price of our common stock at December 31, 2006 ($4.53).

(2)          Such option to vest as to 12,500 shares on the last day of each calendar month.

(3)          Such option to vest as to 1,042 shares on the last day of each calendar month.

(4)          Such option to vest as to 625 shares on the last day of each calendar month.

(5)          Such option to vest as to 2,500 shares on the last day of each calendar month.

(6)          Such shares of restricted stock shall vest on July 15, 2008.

(7)          Such option to vest as to 7,500 shares on the first anniversary of the grant and 625 shares on the last day of each calendar month thereafter.

(8)          Such option to vest as to 2,083 shares on the last day of each calendar month.

Option Exercises and Stock Vested in 2006

None of our Named Executive Officers exercised any stock options, and no restricted stock held by any Named Executive Officers vested, during the fiscal year ended December 31, 2006.

Payments Upon Termination or Change in Control

In accordance with the terms of his employment agreement, if we terminate Dr. Hartman’s employment without Cause (as defined in his employment agreement), (i) we will continue to pay him his annual base salary, as in effect on the date of termination, for eighteen (18) months, (ii) with respect to the option to purchase 150,000 shares granted to Mr. Hartman pursuant to his employment agreement, the lesser of (A) 75,000 shares or (B) the remaining unvested shares, shall become immediately vested, and (iii) a portion of the 50,000 shares of restricted stock granted to Mr. Hartman pursuant to this employment agreement equal to the product of the total number of shares of restricted stock then subject to the restricted stock agreement multiplied by a fraction, the numerator of which is the number of months then-elapsed in the Employment Period (as defined in his employment agreement) (rounded up to the next whole month) and the denominator of which is 36, shall immediately vest.

Mr. Hartman’s outstanding options and shares of restricted stock will become 100% vested immediately if (i) deCODE is merged with or into or consolidated with another corporation or other entity under circumstances where the stockholders of deCODE immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of deCODE or the surviving or resulting corporation or other entity, as the case may be, or (ii) if deCODE is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (iii) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of forty (40%) percent or more of deCODE’s common stock  (each such event a “Change in Control”), in all cases other than pursuant to a plan or arrangement entered into by such person and deCODE or otherwise approved by our Board of Directors.

In addition, if following the occurrence of a Change in Control, Dr. Hartman terminates his employment agreement because (i)  he has ceased to serve in a senior executive position with deCODE, (ii) his compensation (including the material benefits of his employment) has been decreased, or (iii) his duties are inconsistent with those customarily performed by a company’s senior executive officer (each an “Adverse Change”), other than as a result of his voluntary action, we will pay him, in addition to any compensation he earned prior to the date of termination, a lump sum cash payment in an amount equal to eighteen (18) months of his annual base salary at the time of his termination, plus one and one-half (1½) times the average annual bonus paid to him during the last two (2) years of his employment.

The following table sets forth estimated amounts payable if on December 31, 2006: (i) we terminated Mr. Hartman’s employment other than for Cause, (ii) there were a Change in Control, or (iii) following a Change in Control, Mr. Hartman terminated his employment due to an Adverse Change:

	Termination (Without Cause)	Change in Control	Termination (Adverse Change Following a Change in Control)
Salary Continuation/Severance	$540,000	—	$825,000
Accelerated Option/Restricted Stock Vesting(1)	113,250	226,500	226,500
Total	$653,250	$226,500	$1,051,500

(1)          Represents the value of the shares of restricted stock for which vesting would have been accelerated (25,000), based upon the closing price of our common stock on December 29, 2006 of $4.53. As Mr. Hartman’s stock options were not in-the-money on December 31, 2006, no value has been assigned to them.

As a condition to receiving the benefits described above, Mr. Hartman must execute (and not revoke) a release and such other documents and agreements as we may require pursuant to procedures reasonably established by us.

Equity Compensation Plan Information

The following table sets forth information concerning the number of outstanding options, the weighted average exercise price of those securities and the number of securities remaining to be granted under existing equity compensation plans as of December 31, 2006. All equity compensation plans have been approved by our stockholders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	7,360,096	$14.34	4,201,184
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	7,360,096	$14.34	4,201,184

(1)          Includes the deCODE genetics, Inc. 1996 Equity Incentive Plan, 2002 Equity Incentive Plan and the 2006 Equity Incentive Plan.

Director Compensation

The following table sets forth information concerning the compensation paid to non-executive officer directors during the year ended December 31, 2006 in accordance with the policies described immediately following the table.

Name of each Director(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
J. Neal Armstrong	$47,500	$24,000	$86,236	$157,736
James Beery	45,000	16,000	108,071	169,071
Linda Buck	35,000	—	88,231	123,231
Earl M. Collier, Jr.	17,764	—	27,840	45,604
Peter Goodfellow	21,252	—	19,621	40,873
Terrance McGuire	42,500	16,000	123,318	181,818
Birgit Stattin Norinder	26,600	—	37,551	64,151
Goran Ando(4)	2,000	—	—	2,000

(1)          This table does not include Kari Stefansson, our President and Chief Executive Officer, as he does not receive any additional compensation for services as a director.

(2)          Represents the dollar amount of the expense recognized by deCODE for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). The grant date fair value of the restricted stock granted to each of Messrs. Armstrong, Berry and McGuire in 2006 was $24,000, $16,000, and $16,000, respectively. As of December 31, 2006, Messrs. Armstrong, Berry and McGuire held 813, 542 and 542 shares of restricted stock, respectively.

(3)          Represents the dollar amount of the expense recognized by deCODE for accounting purposes calculated in accordance with FAS 123R. Accordingly, the amounts in this column reflect not only the expense recognized for the equity awards granted in 2006, but for equity awards granted in prior years as well. The grant date fair values of the option awards granted to Messrs. Armstrong, Beery, Collier and Goodfellow and Mrs. Stattin Norinder in 2006 were as follows: Mr. Armstrong ($266,322), Mr. Berry ($266,322), Mr. Collier ($170,628), Mr. Goodfellow ($42,632), and Mrs. Stattin Norinder ($134,132).  No option awards were granted to Dr. Buck or Mr. McGuire in 2006. The aggregate number of shares underlying option awards held by each of our current non-employee directors as of as of December 31, 2006 was as follows: Mr. Armstrong (120,000), Mr. Berry (106,667), Dr. Buck (48,333), Mr. Collier (56,274), Mr. Goodfellow (13,753), Mr. McGuire (80,000), and Mrs. Stattin Norinder (37,667).

(4)          Dr. Ando resigned effective January 31, 2006.

The Board of Directors has adopted a policy for compensating directors who are not also employees. Pursuant to this policy, we pay each director (i) an annual retainer of $12,000 (or a pro rated portion of such amount in case of a partial term), (ii) $2,000 for each board or committee meeting that he or she attends, whether personally or by telephone (excluding meetings of the Audit Committee, committee meetings held in conjunction with a Board meeting and standing telephonic meetings of the Nominating and Corporate Governance Committee and the Compensation Committee), (iii) $500 for each standing telephonic Nominating and Corporate Governance Committee and Compensation Committee meeting that he or she attends, (iv) $3,000 per fiscal quarter for his or her service as a member of the Audit Committee during that quarter, and (v) $2,000 per day for each other day on which he or she provides services to deCODE at deCODE’s request. The foregoing attendance fees are further increased by $1,000 for each Board or committee meeting that a director attends for which long-distance travel was required. In addition, in accordance with this policy we grant (i) to each director upon his or her appointment, election or re-election to the Board a non-qualified stock option to purchase 60,000 shares (or a pro rated portion of such amount in case of a partial term) of our common stock at a price equal to the closing price of the stock as reported on The Nasdaq Stock Market on the day prior to such director’s election or appointment to the Board of Directors, with such option to vest in three equal annual installments over the course of the director’s term, (ii) annually on the date of the annual meeting of stockholders to the chairman of the Audit Committee a number of shares of restricted stock having a fair market value on the date of grant (based on the closing price of our common stock as reported on The Nasdaq Stock Market on the day prior to the annual meeting of stockholders for that year) of $24,000 (or a pro rated portion of such amounts in case of a partial term), with one quarter of such restricted stock to vest immediately and the remainder to vest in three equal installments on the last day of each fiscal quarter following the quarter in which the grant is made, and (iii) annually on the date of the annual meeting of stockholders to each member of the Audit Committee (other than the Chairman), a number of shares of restricted stock having a fair market value on the date of grant (based on the closing price of our common stock as reported on The Nasdaq Stock Market on the day prior to the annual meeting of stockholders for that year) of $16,000 (or a pro rated portion of such amounts in case of a partial term), with one quarter of such restricted stock to vest immediately and the remainder to vest in three equal installments on the last day of each fiscal quarter following the fiscal quarter in which the grant is made.

In addition to the compensation described above, we reimburse all directors for their expenses incurred in connection with attendance at Board and committee meetings.

All stock options and shares of restricted stock granted to the Board of Directors in 2006 were granted under our 2002 Equity Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of February 28, 2007, except as otherwise noted, regarding the beneficial ownership of our common stock by (i) each current director, (ii) each Named Executive Officer, (iii) all of our current directors and executive officers as a group, and (iv) each person known to us to be the beneficial owner of more than five percent of the outstanding shares of the common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Common Stock(2)
T. Rowe Price Associates, Inc.(3)	9,293,831	15.1%
100 E. Pratt Street
Baltimore, MD 21202
AXA Financial, Inc. and affiliates(4)	4,518,085	7.3
1290 Avenue of the Americas
New York, NY 10104
Columbia Wanger Asset Management, L.P(5)	3,872,800	6.3
227 West Monroe Street
Suite 3000
Chicago, IL 60606
SAPAC Corporation Ltd(6)	3,240,134	5.2
Cerrito 461 Piso 4
P.O.Box 531
Correo Central
Montevideo, Uraguay 11000
Kari Stefansson(7)	3,181,543	5.1
c/o deCODE genetics, Inc.
Sturlugata 8
IS-101 Reykjavik, Iceland
Lance Thibault(8)	148,046	*
Mark Gurney(9)	246,875	*
Daniel Hartman(10)	117,545	*
Tomas Sigurdsson(11)	139,893	*
J. Neal Armstrong(12)	66,656	*
James Beery(13)	51,105	*
Linda Buck	8,333	*
Earl M. Collier	0	*
Peter Goodfellow	0	*
Terrance G. McGuire(14)	161,674	*
Birgit Stattin Norinder	0	*
All directors and executive officers as a group (12 persons)(15)	3,984,027	6.5%

                 * Comprises less than one percent of the outstanding common stock.

       (1) The number of shares beneficially owned by the individuals and entities listed in the table is determined in accordance with the rules of the Securities and Exchange Commission, and may not be conclusive as to ownership of those securities for any other purpose. Under those rules, an individual (or entity) is deemed to beneficially own shares of common stock as to which the individual currently has certain sole or shared powers or as to which the individual can acquire such powers within 60 days by the exercise of any option, warrant or other right. Accordingly, the table includes shares underlying options and warrants which will be exercisable within 60 days of February 28, 2007, but does not include shares underlying options and warrants that will become exercisable more than 60 days after February 28, 2007. The footnotes to the table set forth the number of such shares included in the table. We have been advised that each stockholder listed in the table has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.

       (2) Applicable percentage of ownership is based on 61,697,833 shares of common stock outstanding on February 28, 2007.

       (3) Reflects beneficial ownership as of December 31, 2006, as set forth in a Schedule 13G/A filed on February 13, 2007 by T. Rowe Price Associates, Inc. (Price Associates). These securities are owned by various individuals and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims beneficial ownership of such securities. Of the reported shares, Price Associates reported that it has sole voting power of 2,017,100 shares, no shared voting power, sole dispositive power of 9,293,831 shares and no shared dispositive power.

       (4) Reflects beneficial ownership as of December 31, 2006, as set forth in a Schedule 13G/A filed on February 13, 2007 by AXA Financial, Inc. (“Financial”) on behalf of itself and affiliated entities. According to the Schedule, the shares are also beneficially owned by the following French affiliates of Financial: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA (collectively with Financial, the “AXA Group”). Of the reported shares, the AXA Group reported that it has sole voting power with respect to 3,404,659 shares, that it shares voting power with respect to no shares, that is has sole dispositive power with respect to 4,518,085, and that it shares dispositive power with respect to no shares. The AXA Group disclaims beneficial ownership of the reported shares

       (5) Reflects beneficial ownership as of December 31, 2006, as set forth in a Schedule 13G jointly filed on  January 12, 2007 by  Columbia Wanger Asset Management, L.P. and Columbia Acorn Trust.

       (6) Reflects beneficial ownership as of December 31, 2006. Includes 166,667 shares of common stock issuable upon exercise of warrants.

       (7) Includes 556,251 shares of common stock issuable upon exercise of options held by Dr. Stefansson.

       (8) Includes 142,187 shares of common stock issuable upon exercise of options held by Mr. Thibault.

       (9) Represents shares of common stock issuable upon exercise of options held by Dr. Gurney.

(10) Represents 117,545 shares of common stock issuable upon exercise of options held by Dr. Hartman. Does not include 50,000 shares of restricted stock with respect to which Dr. Hartman has no dispositive or voting rights.

(11) Includes 134,375 shares of common stock issuable upon exercise of options held by Mr. Sigurdsson.

(12) Includes 60,000 shares of common stock issuable upon exercise of options held by Mr. Armstrong.

(13) Includes 46,667 shares of common stock issuable upon exercise of options held by Mr. Beery.

(14) Represents (a) 101,674 shares of common stock held by Terrance McGuire TTEE, Terrance McGuire Trust-1999 and (b) 60,000 shares of common stock issuable upon exercise of options held by Mr. McGuire.

(15) Represents an aggregate of 2,746,169 shares of common stock and 1,237,858 shares of common stock issuable upon exercise of options.

CERTAIN RELATIONSHIPS

We have adopted a written policy regarding related party transactions. For purposes of this policy, related party transactions are those that are required to be disclosed pursuant Securities and Exchange Commission Regulation S-K, Item 404. Pursuant to this policy, all related party transactions must be documented in writing and reviewed, approved and monitored by the Audit Committee.

The policy provides that (i) our Corporate Counsel will review in advance each proposed contract or other proposed transaction to determine whether the contemplated transaction is a related party transaction and (ii) if a proposed transaction is identified as a related party transaction, management will provide to the Audit Committee sufficient information about the parties and the transaction for the Audit Committee to make an informed review and assessment. It is the policy of the Audit Committee not to approve any proposed related party transaction unless it is on terms that, in the judgment of the Audit Committee, are fair to deCODE.

Pursuant to the policy, not less than annually, each officer and director is required to complete and deliver to the Corporate Counsel a questionnaire designed to identify all related party transactions to which such officer or director is a party or about which he or she has knowledge. In addition, the Audit Committee is required to review annually all existing related party transactions to determine that the conduct of such transactions is consistent with what was contemplated at the time of initial Audit Committee approval and that such transactions continue to be appropriate.

During 2006 we did not engage in any related party transactions that are required to be disclosed pursuant Securities and Exchange Commission Regulation S-K, Item 404.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based solely upon our review of the copies of Forms 3, 4 and 5 furnished to us, we believe that all of our directors, officers and greater than 10% stockholders have timely filed all required reports.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Business Conduct and Ethics can be found on our website at www.decode.com.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions from our stockholders. They will be given the opportunity to make a statement if they wish to do so.

If the stockholders do not ratify the Audit Committee’s decision to appoint Deloitte, the Audit Committee may reconsider its selection. The affirmative vote of a majority of the shares voted at the Annual Meeting is required for ratification.

Deloitte served as our independent registered public accounting firm for the fiscal year ended December 31, 2006.

The following table summarizes the fees billed or expected to be billed by Deloitte & Touche LLP (“Deloitte”) for services rendered for the fiscal years ended December 31, 2006 and 2005:

Type of Fees	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Audit Fees	$1,002,450	$886,500
Audit-Related Fees	23,000	0
Tax Fees	160,930	95,400
All Other Fees	0	0
Total Fees	$1,186,380	$981,900

The caption “audit fees” includes fees for professional services for the audit of our financial statements included in our Form 10-K, review of our financial statements included in our Form 10-Qs, issuance of comfort letters and/or consents in connection with registration statements filed with the Securities and Exchange Commission, and the attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002. “Audit-related fees” are fees for grant audits, statutory audits, mergers and acquisitions and consultations. “Tax fees” are fees for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Accountants

The Audit Committee has adopted policies and procedures relating to the approval of all audit and legally permissible non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, all services to be performed by our independent registered public accounting firm must be approved by the Audit Committee in advance. Pre-approval is generally provided for up to one year as to a detailed list of services, subject to a budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to each of its members to pre-approve services that exceed the budgeted amounts or that were not previously pre-approved when time constraints do not permit pre-approval by the full Audit Committee. Any such pre-approvals must be reported to the Audit Committee as its next meeting.

The Audit Committee pre-approved all services performed by our independent registered public accounting firm during 2005 and 2006.

The Board of Directors recommends that you cast your vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

PROPOSAL 3

APPROVAL OF AMENDMENT TO OUR AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
FROM 100,000,000 TO 150,000,000 SHARES

The Board of Directors has adopted a resolution recommending that the stockholders consider and adopt at the Annual Meeting an amendment to Section 4.1 of deCODE’s Amended and Restated Certificate of Incorporation. The proposed amendment would increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 shares.

For the reasons described below, the Board of Directors believes that the proposed amendment is in the best interests of deCODE and its stockholders. If the amendment is approved, it will become effective upon the filing of a certificate of amendment to our certificate of incorporation with the Secretary of the State of Delaware. The text of the proposed amended Section 4.1 is set forth below:

4.1   Authorized Shares. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred and Fifty-Six Million, Seven Hundred and Sixteen Thousand, Six Hundred and Sixty-Six (156,716,666), One Hundred and Fifty Million (150,000,000) shares of which will be Common Stock (the “Common Stock”) and Six Million, Seven Hundred and Sixteen Thousand, Six Hundred and Sixty-Six (6,716,666) shares of which will be Preferred Stock (the “Preferred Stock”). The Preferred Stock will have a par value of one-tenth of one cent ($0.001) per share, and the Common Stock will have a par value of one-tenth of one cent ($0.001) for share.

The Board of Directors believes that it is the best interests of deCODE to increase our authorized common stock in order to meet possible contingencies and opportunities for which the issuance of common stock may be deemed advisable. From time to time we have given, and in the future are likely to give, consideration to the feasibility of obtaining funds for appropriate corporate objectives, such as advancement of our research and drug development programs, through the public or private sale of equity securities and to the desirability of issuing shares in connection with strategic alliances. The ability to issue additional shares of common stock in any future capital raising endeavor or expansion transaction, without the costs and delays incident to obtaining stockholder approval at the time of such issuance, is vital to our success in a competitive marketplace.

We have no current plans and have not entered into any arrangements or understandings whereby we would be required to issue any of the additional shares of common stock for which authority is now sought. Purposes for which the additional shares of common stock could be issued include financing transactions, the acquisition of the shares or assets or other corporations, stock splits or dividends, dividend reinvestment programs and employee benefits plans.

As of February 28, 2007, there were 61,695,066 shares of common stock issued and outstanding. We have reserved additional shares of common stock in connection with the exercise of outstanding warrants and the exercise of options granted or to be granted under our 1996 Equity Incentive Plan, our 2002 Equity Incentive Plan and our 2006 Equity Incentive Plan. In the opinion of the Board of Directors, the remaining authorized and unissued shares of common stock are insufficient to meet our capital needs.

The newly authorized shares of common stock, which will be identical to the shares of common stock presently authorized, may be issued for such consideration as will be authorized from time to time by the Board of Directors, subject to any required regulatory approvals, but without further action by the stockholders unless specifically required by applicable laws or rules of The Nasdaq Stock Market or any other exchange or market system on which the common stock is then traded. In connection with any issuance and sale of such shares, the Board will determine the number of shares to be issued and sold and the terms upon which they may be issued and sold based upon conditions existing at the time of such issuance and sale. Our stockholders do not have the preemptive right to subscribe on a pro-rata basis to any future issuance of shares. If we elect to issue additional shares of common stock, stockholders would not have any preferential right to purchase them, and their ownership would therefore be diluted.

Although, the Board of Directors is not aware of any effort by any person to acquire control of deCODE, the authorized but unissued shares could be used to make it more difficult to effect a change in control, and thereby make it more difficult for stockholders to obtain an acquisition premium for their shares or remove incumbent management. Such shares could be used to create impediments for persons seeking to gain control of deCODE by means of a merger, tender offer, proxy contest or other means. For example, substantial dilution of a potential acquiring party could be achieved through private placement of securities with purchasers who might cooperate with the Board of Directors in opposing the potential acquiring party. The proposed amendment is not part of a plan by our Board of Directors to propose anti-takeover measures and the Board of Directors does not presently intend to propose anti-takeover measures in future proxy solicitations.

In accordance with the Delaware General Corporation Law, the proposed amendment to our certificate of incorporation must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock.

The Board of Directors recommends a vote FOR the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 shares.

OTHER MATTERS

The Board of Directors does not intend to bring any matters before the Annual Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Annual Meeting. If any other matters come before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

The accompanying proxy is being solicited by our Board of Directors. We will bear all costs of the solicitation of proxies. In addition to the use of the mails, proxies may be solicited by our regular employees, either personally or by telephone or telegraph. We intend to request banks and brokers holding shares of our common stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. We will reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

The information in this Proxy Statement refers to deCODE genetics, Inc., a Delaware corporation, its wholly-owned subsidiaries, Islensk erfdagreining ehf., and MediChem Life Sciences, Inc., and their wholly-owned subsidiaries.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 27, 2007, UPON WRITTEN REQUEST MADE TO TANYA ZHAROV, VICE-PRESIDENT, CORPORATE GOVERNANCE AND ADMINISTRATION, AT OUR OFFICES LOCATED AT STURLUGATA 8, IS-101 REYKJAVIK, ICELAND OR KRISTI LANIER, CORPORATE CONTROLLER, AT OUR OFFICES LOCATED AT 1000 WINTER STREET, SUITE 3100, WALTHAM, MASSACHUSETTS 02451. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

By Order of the Board of Directors,
KARI STEFANSSON
Chairman, Chief Executive Officer
and President

Dated: April 9, 2007

☐                                                                     ▼ DETACH PROXY CARD HERE ▼
------------------------------------------------------------------------------------------------------------------------------------------------------

Please sign, date and return	☒
this proxy card in the	Votes must be indicated
enclosed postage prepaid	(x) in Black or Blue ink.
envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

				FOR	AGAINST	ABSTAIN
1.	Election of Directors.	3.	Approval of the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.	☐	☐	☐

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS ☐

Nominee: Class III—Kari Stefansson, Terrance McGuire and Peter Goodfellow

INSTRUCTIONS: To withhold authority to vote for one of the nominees, mark					I/WE PLAN TO ATTEND THE MEETING	☐
the “Exceptions” box and write the nominee’s name in the space provided below.					To change your address, please mark this box.	☐
Indicate your preference by marking only one box above.)					To include any comments, please mark this box.	☐

* Exceptions

2.	Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s	FOR	AGAINST	ABSTAIN
	independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐
SCAN LINE

NOTE: Please date and sign this proxy card exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy card is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

					Date Share Owner sign here	Co-Owner sign here

------------------------------------------------------------------------------------------------------------------------------------------

deCODE genetics, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS—May 11, 2007

The undersigned hereby appoints Kári Stefánsson and Tanya Zharov, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value U.S. $.001 per share, of deCODE genetics, Inc. a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Stockholders, to be held at the offices of deCODE genetics, Inc., 2501 Davey Road, Woodridge, IL on Friday, May 11, 2007 at 9:00 A.M. local time and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated April 9, 2007, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of deCODE genetics, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND, WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)